Exhibit 99.1

10 Tuesday, May 18, 2010

JBI, Inc. Completes Employment Agreement for CEO John Bordynuik

NIAGARA FALLS, Ontario, May 18, 2010 (GlobeNewswire via COMTEX) – JBI, Inc. (the “Company”) (OTCBB: JBII) today entered into an employment agreement including a compensation plan for CEO John Bordynuik.  The compensation plan will commence upon issuance of the production permit for the Company’s first Plastic2Oil processor.  The five year agreement provides Mr. Bordynuik with a base salary as well as option awards contingent upon specific milestone achievements consistent with JBI’s value-based management philosophy.  Compensation will be reviewed by the Board of Directors’ Compensation Committee annually.

Mr. John M. Wesson, Chair of the Compensation Committee, commented, “This agreement affirms John Bordynuik’s efforts to build value for JBI shareholders and provides him with compensation for achieving milestones significant to the growth of the Company.  The Board looks forward to establishing additional incentives as soon as the outlined goals have been achieved.”

About JBI, Inc.

JBI, Inc. is a technology company focused on injecting intelligence into existing products and processes, making them efficient and profitable.  JBI seeks to innovate new solutions to issues facing today’s world, including environmental concerns.  JBI currently has four business lines including JBI’s tape data recovery, JAVACO, PAK-IT LLC and our new Plastic2Oil business.  Information on our company and all of our products and services can be found at www.jbiglobal.com.

Forward Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT:	JBI, Inc.
John Bordynuik, President and CEO
john@johnbordynuik.com

Investor Relations
James Parker
+1 (916) 990-3667
jparker@jbiglobal.com

(C) Copyright 2010 GlobeNewswire, Inc. All rights reserved.

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INDUSTRY KEYWORD:	Business Services
SUBJECT CODE:	PLASTICS
MANAGEMENT CHANGES
Directors and Officers

JBI, Inc. All rights reserved.